EXHIBIT 14.1

                    GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

    CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS


      The Board of Directors of Guardian Technologies International, Inc. (the "Company"), has adopted the following Code of Ethics (the "Code") to apply to the Company's Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, and persons performing similar functions (collectively, "Senior Financial Officers"). This Code is intended to focus Senior Financial Officers on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide a mechanism to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting, deal with conflicts of interest, and compliance with law.

      The Senior Financial Officers each owe a duty to the Company to adhere to a high standard of ethical conduct.

      This Code is intended to serve as a source of guiding principles. Senior Financial Officers are encouraged to raise questions about particular circumstances that may involve one or more provisions of this Code to the attention of the Audit Committee (or in the absence thereof, to the independent directors on the Company's Board of Directors), who may consult with legal counsel.

      1.    The  Senior  Financial  Officers  are  responsible  for full,  fair, accurate, timely and understandable disclosure in the periodic reports and other filings made by the Company with the Securities and Exchange Commission ("SEC"). The Senior Financial Officers are required to familiarize themselves with disclosure requirements applicable to the Company as well as the business and financial operations of the Company. In the performance of their duties, the Senior Financial Officers are prohibited from knowingly misrepresenting facts.

      2. It is the Company's policy to comply with all applicable laws, rules and regulations relating to its business and operations. It is the responsibility of the Senior Financial Officers to adhere to the standards and restrictions imposed by such laws, rules and regulations.

      3. The Senior Financial Officers shall encourage open communication and full disclosure of financial information by providing well understood processes under which management is kept informed of financial information of importance, including any departures from sound policy, practice or accounting norms. However, such officers should refrain from disclosing confidential information acquired in


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            the course of their work except  where  authorized,  unless  legally obligated to do so. They should also refrain from using confidential information acquired in the course of their work for unethical or illegal advantage, either personally or through others.

      4. The Senior Financial Officers, among other things, have a supervisory role over the preparation of financial disclosure to be included in the Company's periodic reports to be filed with the SEC.

      5. It is the responsibility of the Senior Financial Officers to bring to the attention of the Board of Directors ("Board") and the Audit Committee (or in the absence thereof, to the independent directors on the Board) any material information of which he or she may become aware that affects the disclosures made by the Company in its filings with the SEC or otherwise assist the Board and Audit Committee (or in the absence thereof, the independent members of the Board) in fulfilling their responsibilities.

      6. The Senior Financial Officers shall promptly bring to the attention of the Board and the Audit Committee (or in the absence thereof, the independent directors on the Board) any information he or she may have concerning (a) a significant deficiency in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      7. The Senior Financial Officers shall promptly bring to the attention of the CEO or Audit Committee (or in the absence thereof, the independent directors on the Board) any information he or she may have concerning any violation of these procedures, including any actual or apparent conflict of interest between personal and professional relationships, involving any management or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls.

      8. The Senior Financial Officers shall promptly bring to the attention of the CEO or Audit Committee (or in the absence thereof, to the independent directors on the Board) any information he or she may have concerning evidence of a violation of the securities or other laws, rules or regulations applicable to the Company and the operations of its business, by the Company or any agent thereof, or of violation of these procedures.

      9. The Board shall determine, or designate an appropriate person to determine, appropriate actions to be taken in the event of violations of these procedures by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to


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            promote accountability for adherence to these procedures,  and shall include written notices to the individual involved that the Board has determined there has been a violation, censure of the Board, demotion or re-assignment of the individual, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action or whether or not the individual in question had committed other violations in the past.

Approved by the Board of Directors,
August __, 2003.